Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated August 11, 2014, relating to the combined and consolidated financial statements of GasLog Partners LP as of December 31, 2013 and for the two years in the period then ended, appearing in the Annual Report on Form 20-F of GasLog Partners LP for the year ended December 31, 2014. We also consent to the reference to us under the heading “Experts” in the prospectus which is part of this Registration Statement.

/s/ Deloitte Hadjipavlou, Sofianos & Cambanis S.A.

Athens, Greece

June 1, 2015